UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2010

DELCATH SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-16133	06-1245881
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 FIFTH AVENUE, 23RD FLOOR NEW YORK, NEW YORK	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 489-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01.                               Entry into a Material Definitive Agreement.

Delcath entered into a supply agreement with B. Braun Medical Inc., a Pennsylvania corporation, dated January 11, 2010 (the “Supply Agreement”), pursuant to which B. Braun Medical Inc. has agreed to supply Delcath with double balloon catheters and double balloon catheter accessory packs, to sell Delcath certain tooling and related equipment for the manufacturing of such products, and to provide Delcath with certain technical and design assistance.  B. Braun Medical Inc. is a current supplier of catheters and catheter accessories to Delcath.

Under the terms of the Supply Agreement, commencing on the “Commercial Start Date”, B. Braun Medical Inc. will manufacture and supply Delcath with at least 80% of its double balloon catheter and double balloon catheter accessory pack requirements.  The “Commercial Start Date” is defined in the Supply Agreement as the date on which Delcath shall have obtained pre-market approval, or “PMA”, of the Delcath PHP System from the U.S. Food and Drug Administration (FDA) and any other regulatory approvals necessary for Delcath’s marketing and sale of the Delcath PHP System in the United States.  The Supply Agreement will terminate on the fifth (5th) year anniversary of the Commercial Start Date, and may be extended for an additional three (3) years if mutually agreed in writing by the parties.

The foregoing description of the Supply Agreement is qualified in its entirety by reference to the full text of the agreement which Delcath intends to file with the Securities and Exchange Commission as an exhibit to its quarterly report on Form 10-Q for its first fiscal quarter ending March 31, 2010 and is incorporated by reference herein.  Delcath also intends to seek confidential treatment of certain terms of the agreement in connection with the filing of such agreement in accordance with the procedures of the Securities and Exchange Commission.  The Delcath PHP System™ is a trademark of Delcath Systems, Inc. All rights reserved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2010

DELCATH SYSTEMS, INC. By: /s/ David A. McDonald
Name: David A. McDonald Title: Chief Financial Officer